SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

InCapta, Inc.

 (Exact name of registrant as specified in charter)

Wyoming	47-3903460
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1876 Horse Creek Road Cheyenne, Wyoming	82009
(Address of principal executive offices)	(Zip Code)

With a copy to

M. Stephen Roberts
Attorney at Law
6513 Perkins Road
Baton Rouge LA 70808
Phone:  225-389-8300

InCapta, Inc. 2018 Stock and Option Plan

(Full title of the plan)

Greg Martin 1876 Horse Creek Road Cheyenne, Wyoming	(682) 229-7476
(Name and address of agent for service)	(Telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT BEING REGISTERED	PROPOSED MAXIMUM OFFER PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFER PRICE	AMOUNT OF REGISTRATION FEE
Common Shares	2,000,000,000	$.0003	$600,000	$74.70

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), (c) and (g) under the Securities Act of 1933, as amended.

This portion left blank intentionally

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The registrant shall deliver or cause to be delivered to each participant material information regarding the plan and its operations that will enable participants to make an informed decision regarding investment in the plan. This information shall include, to the extent material to the particular plan being described, but not be limited to, the disclosure specified in (a) through (j) below. Any unusual risks associated with participation in the plan not described pursuant to a specified item shall be prominently disclosed.

(a) General Plan Information.

(1) InCapta, Inc. 2018 Stock and Option Plan (“Plan”).

(2) The general nature of the Plan is intended to allow designated directors, officers, employees, and certain non-employees, including consultants, of the registrant and its subsidiaries which it may have from time to time, to receive certain options to purchase the registrant’s common stock, one tenth of one cent ($0.001) par value, and to receive grants of common stock subject to certain restrictions. The purpose of the Plan is to promote the interests of the registrant and its stockholders by attracting and retaining employees capable of furthering the future success of the registrant and by aligning their economic interests more closely with those of the registrant’s stockholders.

(3) The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

(4) Address and telephone number, including area code, which participants may use to obtain additional information about the plan and its administrators: Greg Martin, Chief Executive Officer, InCapta, Inc., 1876 Horse Creek Road, Cheyenne, Wyoming 82009; (682) 229-7476. The Plan is administered by the registrant’s board of directors. A majority of its members shall constitute a quorum. The directors are governed by the provisions of the registrant’s bylaws and of Wyoming law applicable to the directors, except as otherwise provided herein or determined by the Directors.

The directors shall have full and complete authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable. The Directors shall, in their discretion, but subject to the express provisions of the Plan: approve the employees nominated by the management of the registrant to be granted grants or stock options; to determine the number of grants or stock options to be granted to an employee; to determine the time or times at which grants or stock options shall be granted; to establish the terms and conditions upon which grants or stock options may be exercised; to remove or adjust any restrictions and conditions upon grants or stock options; to specify, at the time of grant, provisions relating to exercisability of stock options and to accelerate or otherwise modify the exercisability of any stock options; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the Plan. All interpretations and constructions of the Plan by the directors, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

(b) Securities to be Offerred.

The maximum number of shares of common stock that may be issued pursuant to the Plan is 2,000,000,000, subject to adjustment pursuant to the provisions of paragraph 4.1 of the Plan. If shares of common stock granted or issued under the Plan are reacquired by the registrant due to a forfeiture or for any other reason, such shares shall be cancelled and thereafter shall again be available for purposes of the Plan. If a stock option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of common stock not purchased thereunder shall again be available for purposes of the Plan.

(c) Employees Who May Participate in the Plan.

Designated directors, officers, employees, and certain non-employees, including consultants, may participate in the Plan as determined by the directors in their sole discretion.

(d) Purchase of Securities Pursuant to the Plan and Payment for Securities Offered.

(1) The designated directors, officers, employees, and certain non-employees, including consultants, may participate in the Plan during the entire term of the Plan. The consideration for the shares or stock options granted under the Plan is services rendered to the registrant as determined in the sole discretion of the directors. The amount of securities or options to be granted under the Plan shall approximate the value of the services rendered by the person to whom they are granted.

(2) The registrant shall provide quarterly reports to each person participating in the Plan as to the amount and status of their accounts.

(e) Resale Restrictions.

There will be no restriction on resale of the securities purchased under the plan.

(f) Tax Effects of Plan Participation.

The tax effects that may accrue to participants in the Plan are that receipt of free trading Common Stock will likely be a taxable event to the participant. Stock options granted will not be a taxable event until the option is exercised into free trading Common Stock. Capital gains rules will apply to Common Stock held after the date of acquisition.

(g) Withdrawal from the Plan; Assignment of Interest.

(1) There are no provisions in the Plan under which a participating person employee may (i) withdraw from the plan and terminate his or her interest therein; or (ii) withdraw funds or investments held for the employee’s account without terminating his or her interest in the plan.

(2) There are no terms under the Plan under which the Plan permits a participant to assign or hypothecate his or her interest in the Plan.

(h) Forfeitures and Penalties.

Notwithstanding any other provision of this Plan, if a participant in the Plan commits fraud or dishonesty toward the Company or wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company, or intentionally takes any other action materially inimical to the best interests of the Company, as determined by the Directors, in its sole and absolute discretion, such Employee shall forfeit all rights and benefits under this Plan.

(i) Charges and Deductions and Liens.

(1) There are no charges or deductions (other than withholding taxes) that may be made against employees participating in the plan or against funds, securities or other property held under the Plan.

(2) No person or participant under the Plan may create a lien on any funds, securities, or other property held under the Plan.

The documents containing the information specified in Part I, Items 1 and 2, shall be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference:

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 31, 2017;

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in the previous paragraph; and

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.

Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The Company's authorized capital consists of 25,000,000,000 shares of common stock, $.001 par value, of which 4,161,506,596 shares were outstanding as of February 6, 2018 and 10,000,000 shares of Series A Preferred stock, par value $0.001, of which 10,000,000 shares are outstanding.  The Company's common stock is presently listed and traded on the OTCQB exchange under the symbol "INCT”.

Common Stock

Each common share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of common shares

(i) have equal, ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company;

(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company;

(iii) do not have preemptive or redemption provisions applicable thereto; and

(iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

All common shares issued and outstanding are, and those offered hereby, when issued, will be fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

Preferred Stock.

The Company has 10,000,000 shares of preferred stock authorized. Under an Amended Certificate of Designation filed with the Nevada Secretary of State on September 9, 2015, the Company designated 10,000 shares of undesignated and unissued preferred stock as “Series A Convertible Preferred Stock”, par value $0.001. Under Articles of Continuance filed with the Wyoming Secretary of State on December 21, 2017 the Company designated 10,000,000 shares as “Series A Convertible Preferred Stock”. As of February 19, 2018, 5,000,000 of these shares were issued and are now outstanding.

Each share of convertible preferred stock is convertible, at the option of the holder, at any time into the number of fully paid and nonassessable shares of Company common stock as determined by dividing 1,000 by the amount that is a 10% discount to the average of the closing price per share of the Company’s common stock on the exchange on which this common stock is traded over the 10 trading day period ending immediately prior to the conversion date. The convertible preferred stock has the right to vote on all matters on which holders of common stock of the Company may vote, and hold voting rights equal to 110% of the Company's issued and outstanding shares.

Each holder of Series A Convertible Preferred Stock may not convert any outstanding Series A Convertible Preferred Stock if at the time of such conversion the amount of Common Stock to be issued for the conversion, when added to other shares of common stock owned by the holder of Series A Convertible Preferred Stock, or which can be acquired by the holder upon exercise or conversion of any other instrument, would cause that holder to own more than 4.9% of the Company’s issued and outstanding common stock.

The Company shall pay a yearly dividend, in cash or Common Stock (with the determination to pay in cash or common stock, or a combination of the two, to be made by the Company at its discretion), equal to 4% of the Valuation Price (as defined) of each share of Series A Convertible Preferred Stock, payable quarterly within 30 days after the end of each calendar quarter, and such dividend shall be paid prior to the payment of any dividends on the Company’s common stock. In the event the Company elects to pay a portion or all of the dividends on the Series A Convertible Preferred Stock by issuing shares of common stock, these shares issued as dividends shall be restricted, unregistered shares, and will be subject to the same transfer restrictions that apply to the shares of Series A Convertible Preferred Stock.

Non-Cumulative Voting.

The holders of shares of common stock of the Company will not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining Shares will not be able to elect any of the Company’s directors.

Dividends.

The Company does not currently intend to pay cash dividends. Because the Company does not intend to make cash distributions, potential stockholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, or can there be any guarantees of the success of the Company.

A distribution of revenues will be made only when, in the judgment of the Company’s board of directors, it is in the best interest of the Company’s stockholders to do so. The board of directors will review, among other things, the financial status of the Company and any future cash needs of the Company in making its decision.

Transfer Agent.

The Company has engaged the services of Issuer Direct Corporation, 200 Perimiter Park Drive, Suite D, Morrisville NC 27560,to act as transfer agent and registrar for the Company’s common stock.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

As of the date of this registration, no named expert or counsel holds any specified interest or significant equity in the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law, or (4) a transaction from which the directors derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation’s directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description

4	InCapta, Inc. 2018 Stock Awards Plan dated February 12, 2018

5.1	Opinion of Counsel

23.1	Consent of Certified Public Accountants

23.2	Consent of Counsel (included in Exhibit 5.1)

ITEM 9.  UNDERTAKINGS

1. The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

(iii) to include any material information with respect to a plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cheyenne, Wyoming, on this 21st day of February 2018.

InCapta, Inc.

By:	/s/ Greg Martin
Greg Martin
President

In accordance with the requirements of the Securities Act of 1933 as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Greg Martin	Chief Executive Officer, Director	February 21, 2018
Greg Martin